UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2008 deltathree, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

419 Lafayette Street, New York, N.Y.	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Exhibit 1.02. Termination of a Material Definitive Agreement.

On November 20, 2008, deltathree, Inc. (the “Company”), 75 Broad Street, LLC (the “Landlord”), the owner and landlord of the Company’s offices located at 75 Broad Street, New York, N.Y. (the “Offices”), and eMarketer, Inc., the subtenant of the Offices (“emarketer”), entered into the Lease Termination, Attornment and Modification Agreement (the “Agreement”). Pursuant to the terms and conditions of the Agreement, upon receipt of a termination fee equal to $450,000 payable by the Company to the Landlord, the Landlord shall terminate the lease agreement entered into between the Company and the Landlord for the Offices (the “Lease”). Simultaneously, the Landlord shall return to the Company the original Letter of Credit (the “Original Letter of Credit”) in the approximate amount of $1,050,000 provided by the Company to the Landlord to secure the Company’s obligations under the Lease, and otherwise release and terminate the Original Letter of Credit, upon receipt of a replacement Letter of Credit provided by emarketer in the amount of $850,000. A copy of the Amendment is attached as Exhibit 99.1 hereto.

On November 21, 2008, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is attached as Exhibit 99.2 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
99.1	Lease Termination, Attornment and Modification Agreement, dated as of November 20, 2008, by and among the Company, the Landlord and the Subtenant.
99.2	Press Release issued by the Company on November 21, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

Dated: November 21, 2008	By:	/s/ Peter Friedman
Name: Peter Friedman
Title: General Counsel and Secretary